Exhibit 99.1
FOR IMMEDIATE RELEASE
Nastech Appoints Bruce R. York as interim Chief Financial Officer
BOTHELL, Wash., January 7, 2008 — Nastech Pharmaceutical Company Inc. (Nasdaq: NSTK) announced the appointment of Bruce R. York to the position of Secretary and interim Chief Financial Officer, effective January 4, 2008. Mr. York will replace Philip C. Ranker, who resigned as Chief Financial Officer and Secretary of Nastech effective January 4, 2008.
Mr. York has held senior financial positions at a number of biotechnology and technology companies during his nearly thirty year career. In September 2005, he was appointed Senior Director - Finance, Chief Accounting Officer and Assistant Secretary of Nastech. In August 2004, he was appointed Director, Accounting and Corporate Controller of Nastech. Mr. York also currently serves as the Chief Financial Officer and Secretary of MDRNA, Inc., a wholly-owned subsidiary of Nastech. From 1999 to 2004 he was Vice President, Chief Financial Officer and Corporate Secretary of Cellular Technical Services Company, Inc. From to 1998 to 1999 he was Director of Finance at Cell Therapeutics, Inc. From 1987 to 1998 Mr. York held a number of positions at Physio Control International Corporation (now Medtronic Physio-Control). He began his career at Price Waterhouse (now PricewaterhouseCoopers LLP) in 1978. Mr. York, a certified public accountant, is a director of the Northwest Association of Biotech Finance Officers. Mr. York holds a B.A., cum laude, from Dartmouth College and an M.B.A. from the Amos Tuck School of Business at Dartmouth.
“Bruce has an impressive track record, and broad experience with several public companies that will be valuable to Nastech as we enter an important period in our Company’s evolution,” stated Gordon Brandt, M.D., President of Nastech. “We all wish Phil Ranker well in his future endeavors, and thank him for his work while at Nastech.”
“We are proud of Bruce’s development and growth while at Nastech. The entire executive team and staff look forward to working with him towards achieving Nastech’s goals,” said Steven C. Quay, M.D., Ph.D., Chairman and Chief Executive Officer of Nastech. “Nastech has begun a search for a permanent Chief Financial Officer. In due course, it is planned that Bruce will move over to MDRNA as its Chief Financial Officer, as MDRNA continues its evolution towards becoming an independent company focused on developing RNA-based technologies and therapeutics.”
About Nastech
Nastech is a biopharmaceutical company developing innovative products based on proprietary molecular biology-based drug delivery technologies. Nastech is creating technologies that enable the delivery of peptide and protein therapeutics without the requirement of an injection, which is currently the most common form of administration for this class of drugs. Nastech has also established a wholly-owned subsidiary, MDRNA, Inc., to focus on developing RNA-based technologies and therapeutics. MDRNA is harnessing the power of RNA interference, a cellular mechanism that can turn off the production of a specific protein through use of small interfering RNAs (siRNAs), to develop a new class of therapeutics by identifying key protein targets, designing the siRNAs that will turn off the production of the targeted proteins, and creating a formulation for the delivery of the therapeutics. Nastech and its collaboration partners are developing products for multiple therapeutic areas including osteoporosis, obesity, diabetes, autism, respiratory diseases and inflammatory conditions. For additional information about Nastech please visit http://www.nastech.com.
Nastech Forward Looking Statements
Statements made in this press release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Nastech or a subsidiary to obtain additional funding; (ii) the ability of Nastech or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Nastech, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Nastech, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of Nastech, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Nastech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Nastech assumes no obligation to update and supplement forward-looking statements because of subsequent events.
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Contacts:
Nastech
Ed Bell
Director, Investor Relations
(425) 908-3639
ir@nastech.com
Russo Partners, LLC
David Schull (Media)
(212) 845-4271